Exhibit 99-77Q3

Form N-SAR, Item 77Q3:

Based on information submitted to the Fund, all directors and officers of the Fund filed on a timely basis with the SEC the reports of beneficial ownership of Fund shares required by Section 16(a) of the Securities Exchange Act of 1934.